Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amended Registration on Form S-1 of Aeluma, Inc. of our report dated September 27, 2022, with respect to the financial statements of Aeluma, Inc. as of June 30, 2022, June 30, 2021 and December 31, 2020, and for the year ended June 30, 2022, the six months ended June 30, 2021, and the year ended December 31, 2020, which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022. Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

September 21, 2023